Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
INNOVATE BIOPHARMACEUTICALS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Innovate Biopharmaceuticals, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1.      The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended solely to reflect a change in the name of the Corporation by replacing Article I thereof with the following:

“The name of the Corporation is 9 Meters Biopharma, Inc.”

2.      The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the amendment described herein in accordance with the provisions of Section 242(b)(1) of the General Corporation Law of the State of Delaware.

3.      The amendment described herein has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.      This Certificate of Amendment shall become effective on May 1, 2020.

Exhibit 3.2

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 30th day of April, 2020.

/s/ Edward J. Sitar
Name: Edward J. Sitar Title: Corporate Secretary